Exhibit 16.1

Tel:+44 (0)20 7486 5888	55 Baker Street
Fax:+44 (0)20 7487 3686 DX 9025 West End W1 www.bdo.co.uk	London W1U 7EU

Private and Confidential
Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 United States of America	23 June 2020

Ladies and Gentlemen

We have been furnished with a copy of the response to “Changes In Registrant’s Certifying Accountant” included in the Prospectus constituting a part of the Registration Statement on Form F-1 for the event that occurred on July 10, 2018, to be filed by our former client, Amryt Pharma plc.  We agree with the statements made in response to that disclosure insofar as they relate to our Firm.

Yours faithfully

/s/ BDO LLP

BDO LLP

BDO LLP, a UK limited liability partnership registered in England and Wales under number OC305127, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.  A list of members’ names is open to inspection at our registered office, 55 Baker Street, London W1U 7EU.  BDO LLP is authorised and regulated by the Financial Conduct Authority to conduct investment business.